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                                                                     EXHIBIT 3.2


                   RESTATED CERTIFICATE OF INCORPORATION OF
                              GETTHERE.COM, INC.
                            a Delaware corporation
                 (Originally incorporated on August 13, 1999)

                   __________________ hereby certifies that:

          ONE: He is the duly elected and acting ___________________________, of GetThere.com, Inc. a Delaware corporation (this "Corporation").

          TWO: This Corporation's Certificate of Incorporation is hereby amended and restated to read as follows:

                                   ARTICLE I

          The name of this Corporation is GetThere.com, Inc.

                                   ARTICLE II

          The address of the registered office of this corporation in the State of Delaware is 15 E. North Street, in the city of Dover, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

                                  ARTICLE III

          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

     A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Two Hundred Ten Million (210,000,000) shares, two hundred million (200,000,000) shares of which shall be Common Stock (the "Common Stock"), with a par value of $0.0001 per share, and Ten Million Three (10,000,003) shares of which shall be Preferred Stock (the "Preferred Stock"), with a par value of $0.0001 per share.

      B. A description of the respective classes and series of stock and a statement of the designations, preferences, voting powers, relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

          1.  Designation and Amount.  The Preferred Stock authorized by this
              ----------------------
Restated Certificate of Incorporation (the "Restated Certificate") may be issued from time to time in one or more series. The first series shall be designated Series D1 Preferred Stock ("Series D1 Preferred"), which series shall consist of one (1) share, the second series shall be designated Series D2 Preferred Stock ("Series D2 Preferred"), which series shall consist of one
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(1) share, and the third series shall be designated Series D3 Preferred Stock
("Series D3 Preferred"), which series shall consist of one (1) share.

     The Board of Directors of this Corporation (the "Board of Directors") is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to Preferred Stock or series thereof in Certificates of Determination or in this Restated Certificate ("Protective Provisions"), but notwithstanding any other rights of any series of Preferred Stock, the rights, privileges, preferences and restrictions of any such additional series may be subordinate to, pari passu with (including, without
                                         ----------
limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions, the Board is also authorized to increase or decrease the number of shares of any series (other than Series D1 Preferred, Series D2 Preferred and Series D3 Preferred), prior or subsequent to the issue of that series (but not below the number of shares of such series then outstanding). In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     2.  Dividends and Distributions.  Subject to the rights of series of
         ---------------------------
Preferred Stock that may from time to time come into existence, the holders of shares of Series D1 Preferred, Series D2 Preferred, Series D3 Preferred and Common Stock shall be entitled to receive dividends, out of any assets legally available therefor, payable when, as, and if declared by the Board. Such dividends shall not be cumulative, and no right shall accrue to holders of such shares of Preferred Stock or Common Stock by reason of the fact that dividends on such shares are not declared or paid in any year.

     3.  Liquidation Rights.  Subject to the rights of series of Preferred
         ------------------
Stock that may from time to time come into existence, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, distributions shall be made to the holders of Series D1 Preferred, Series D2 Preferred and Series D3 Preferred in respect of Series D1 Preferred, Series D2 Preferred and Series D3 Preferred before any amount shall be paid to the holders of Common Stock in respect of such Common Stock, in the following manner:

          (a) Series D1 Preferred, Series D2 Preferred and Series D3 Preferred.
              ----------------------------------------------------------------
The holders of the Series D1 Preferred, Series D2 Preferred and Series D3 Preferred shall be entitled to be paid out of the assets and surplus funds of this Corporation available for distribution to stockholders of this Corporation, prior and in preference to any distribution of any of the assets and surplus funds of this Corporation to the holders of the Common Stock, an amount per ahare equal to (i) $10.00 (the "Original Series D1 Issue Price"), as adjusted for any Recapitalization, for each outstanding share of Series D1 Preferred plus all declared and unpaid dividends, if any, on such share, (ii) $10.00 (the "Original Series D2 Issue Price"), as adjusted for any Recapitalization, for each outstanding share of Series D2 Preferred plus all declared and unpaid dividends, if any, on such share and (vi) $12.50 (the "Original Series D3 Issue Price"), as

                                       2
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adjusted for any Recapitalization, for each outstanding share of Series D3
Preferred plus all declared and unpaid dividends, if any, on such share. If, upon the occurrence of a liquidation, dissolution or winding up, the assets and funds thus distributed among the holders of the Series D1 Preferred, Series D2 Preferred and Series D3 Preferred shall be insufficient to permit the payment to such holders of their full aforesaid liquidation preferences, then the entire assets and funds of this Corporation legally available for distribution to the holders of capital stock shall be distributed ratably among the holders of the Series D1 Preferred, Series D2 Preferred and Series D3 Preferred in proportion to the full preferential amounts each such holder is otherwise entitled to receive under this Section 3(a).

          (b) Common Stock.  If assets are remaining after payment of the full
              ------------
preferential amount with respect to the Series D1 Preferred, Series D2 Preferred and Series D3 Preferred and set forth in Section 3(a) above, then the holders of the Common Stock of this Corporation shall receive all of the remaining assets or surplus funds of this Corporation in proportion to the number of shares of Common Stock held by each.

          (c) Events Deemed a Liquidation.  For purposes of this Section 3, a
              ---------------------------
liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by and to include (i) the consolidation or merger of the Corporation with or into any other corporation, (ii) a transaction in which outstanding shares of this Corporation are exchanged for securities or other consideration issued, or caused to be issued, by an acquiring corporation or its subsidiary (other than a transaction consummated for the sole purpose of reincorporating this Corporation into another state), or (iii) the sale by this Corporation of all or substantially all of its assets (or any series of related transactions resulting in the sale or other transfer of all or substantially all of its assets), unless, in each case, (A) the stockholders of this Corporation
         ------
immediately prior to any such transaction (or series of related transactions) are holders of a majority of the voting equity securities of the surviving or acquiring corporation immediately thereafter and (B) each of the stockholders of this Corporation immediately prior to any such transaction (or series of related transactions) holds the same pro rata share of such majority of the voting equity securities of the surviving or acquiring corporation as each hold of this Corporation immediately prior to such transaction (or series of related transactions). For purposes of the calculations in the previous sentence, equity securities which any stockholder or this Corporation owned immediately prior to such transaction as a stockholder of another party to the transaction shall be disregarded.

          (d) Valuation of Securities and Property.  In the event this
              ------------------------------------
Corporation proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Corporation (or any other event deemed a liquidation, dissolution or winding up pursuant to Section 3(c)), the value of the assets to be distributed to the holders of shares of Series D1 Preferred, Series D2 Preferred and Series D3 Preferred shall be determined in good faith by the Board. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

              (i) If traded on a securities exchange or through the Nasdaq National Market system, the value shall be deemed to the average of the security's closing prices on such exchange or system over the thirty (30) day period ending three (3) days prior to the distribution;

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          (ii)  If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

          (iii) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.

     The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board.

     4.  Conversion.  Subject to the rights of series of Preferred Stock that
         ----------
may from time to time come into existence, the holders of the Series D1 Preferred, Series D2 Preferred and Series D3 Preferred have conversion rights as follows (the "Conversion Rights"):

         (a) Right to Convert.  Each share of Series D1 Preferred, Series D2
             ----------------
Preferred and Series D3 Preferred shall initially be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for the Series D1 Preferred, Series D2 Preferred or Series D3 Preferred, into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Original Series D1 Issue Price, the Original Series D2 Issue Price or the Original Series D3 Issue Price, as the case may be, by the Conversion Price (determined as hereinafter provided) per share in effect for such series of Preferred Stock at the time of conversion. The initial Conversion Price per share of the Series D1 Preferred, Series D2 Preferred and Series D3 Preferred shall be the Original Series D1 Issue Price, the Original Series D2 Issue Price and the Original Series D3 Issue Price, respectively; provided, however, that the Conversion Price per share of the Series D1 Preferred, Series D2 Preferred and Series D3 Preferred shall be subject to adjustment from time to time as provided in Section 4(d) hereof. Upon conversion pursuant to this section or
Section 4(b) hereof, all declared and unpaid dividends on the Series D1 Preferred, Series D2 Preferred and Series D3 Preferred shall be paid in cash, to the extent legally permitted.

          (b)  Automatic Conversion.
               --------------------

               (i) Each share of Series D1 Preferred, Series D2 Preferred and Series D3 Preferred shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series D1 Issue Price, the Original Series D2 Issue Price or the Original Series D3 Issue Price, as the case may be, by the Conversion Price at the time in effect for such series of Preferred Stock immediately upon the occurrence, in the case of the Series D1 Preferred and Series D2 Preferred, of a
Section 12(e) Termination Event, as such term is defined in Section 12(e) of that certain Amended and Restated Shareholders Agreement by and among GetThere, a California corporation and the predecessor to this Corporation ("GetThere California"), and the stockholders who are parties thereto dated as of September 14, 1999, as assumed by this Corporation and as amended through the date of this Amended Certificate (the "Amended and Restated Shareholders Agreement"), and, in the case of the Series D3 Preferred, of a Section 4(e)

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Termination Event, as such term is defined in the Standstill and Bring Along
Agreement by and among GetThere California, and the stockholders who are parties thereto dated as of September 14, 1999, as assumed by this Corporation and as amended through the date of this Amended Certificate. In addition, the Series D1 Preferred shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series D1 Issue Price by the Conversion Price at the time in effect for such series of Preferred Stock immediately upon the earlier of (A) the date that the holder thereof ceases to hold at least 2,434,287 shares of Applicable Common Stock (as defined in subsection 5(b)(iii) below), or (B) the date that the holder thereof transfers the Series D1 Preferred, except to a Related Party of the holder (as defined in subsection 4(b)(ii) below). In addition, the Series D2 Preferred shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series D2 Issue Price by the Conversion Price at the time in effect for such series of Preferred Stock immediately upon the earlier of (X) the date that the holder thereof ceases to hold at least 3,651,430 shares of Applicable Common Stock, or (Y) the date that the holder thereof transfers the Series D2 Preferred, except to a Related Party of the holder. In addition, the Series D3 Preferred shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series D3 Issue Price by the Conversion Price at the time in effect for such series of Preferred Stock (the "D3 Conversion Shares") immediately upon the earlier of (A) the date that the holder thereof transfers the Series D3 Preferred, except to an AmEx Related Party of the holder (as defined in subsection 4(b)(ii) below), (B) beginning with the first day of the second financial quarter following the commencement of sales by American Express pursuant to the Web Services and Travel Agreement between American Express Travel Related Services Company, Inc. ("AmEx") and GetThere California and as assumed by this Corporation (the "Commercial Agreement"), on the last day of any subsequent three consecutive financial quarters during which AmEx's sales of the Corporation's products and services pursuant to the Commercial Agreement to the Global 950 (as defined in the Commercial Agreement) total less than twenty five percent (25%) in such three consecutive financial quarter periods of AmEx's total sales of on-line products and services similar to those provided by the Reservation System (as defined in the Commercial Agreement) to new accounts (i.e. accounts not previously under contract with AmEx for the provision of on-line products and services similar to those provided by the Reservation System) within the Global 950, (C) eighteen (18) months following the effectiveness of this Amended Certificate, as set forth in Article IX hereof, (D) the date of the consummation of a liquidation of the Corporation, as defined in Article III(B)(3)(c) above. In addition, the Series D3 Preferred shall automatically be converted into the D3 Conversion Shares on the date that the holder of the share of Series D3 Preferred Stock holds a percentage of the Common Stock of the Company (calculated assuming (1) the conversion of all then-outstanding Preferred Stock into Common Stock, (2) the issuance of the number of shares of Common Stock issuable upon conversion of the securities issuable upon exercise of outstanding warrants to purchase securities of the Corporation held by the holder of the share of Series D3 Preferred Stock and (3) the issuance of all shares of Common Stock issuable upon the exercise of all options vested as of such date exercisable for shares of the Corporation's Common Stock) that is less than the difference of (x) the percentage of the Common Stock of the Company held by the holder of the share of Series D3 Preferred Stock immediately after the consummation of this Corporation's sale of Common Stock pursuant to the

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registration statement on Form S-1 filed by this Corporation with the Securities and Exchange Commission on September 15, 1999, minus (y) 1.0%.
                                               -----

          (ii) For purposes of subsection 4(b)(i) above, "Applicable Common Stock" shall mean the shares of Common Stock held by a stockholder or issuable to such shareholder upon conversion of Preferred Stock held by such stockholder (on an as-converted basis, and treating all outstanding warrants to purchase Preferred Stock (or the Common Stock issuable upon conversion thereof) at a per share exercise price of $0.01 or less held by such shareholder on an as-exercised basis). For purposes of subsection 4(b)(i) above, "Related Party" shall mean (A) any corporation directly controlled by, controlling, or under common control with (to the extent of more than fifty percent (50%) of its issued capital stock entitled to vote for the election of directors) a shareholder of the Corporation, or (ii) any partnership directly controlled by, controlling, or under common control with (to the extent of more than fifty percent (50%) of its voting power or otherwise having power to control its general activities) a shareholder of the Corporation, but in each case only for so long as such ownership or control shall continue. For purposes of subsection 4(b)(i) above, "AmEx Related Party" shall mean (A) any corporation directly controlled by, controlling, or under common control with (to the extent of more than fifty percent (50%) of its issued capital stock entitled to vote for the election of directors) a shareholder of the Corporation, or (ii) any partnership directly controlled by, controlling, or under common control with (to the extent of more than fifty percent (50%) of its voting power or otherwise having power to control its general activities) a shareholder of the Corporation, but in each case only for so long as such ownership or control shall continue.

     (c) Mechanics of Conversion.  Before any holder of Preferred Stock shall be
         -----------------------
entitled to convert the same into shares of Common Stock and to receive the certificate or certificates therefor, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred Stock and shall give written notice to this Corporation at such office that he or she elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(b) hereof, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to this Corporation or its transfer agent; and provided further that this Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless and until the certificates evidencing such shares of Preferred Stock are either delivered to this Corporation or its transfer agent as provided above, or the holder notifies this Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to this Corporation to indemnify this Corporation from any loss incurred by it in connection with such certificates. This Corporation shall, as soon as practicable after such delivery, or after the execution and delivery of such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he or she shall be entitled as aforesaid and a check payable to the holder in the amount of any declared and unpaid dividends payable pursuant to Section 5(a) hereof, if any. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or, in the case of automatic conversion, immediately prior to the occurrence of the event leading to such automatic

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conversion, and the person or persons entitled to receive the shares of Common
Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

     (d) Conversion Price Adjustments of Preferred Stock for Splits and
         --------------------------------------------------------------
Combinations.
------------

          (i) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a stock split, subdivision or reclassification of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, stock split, subdivision or reclassification if no record date is fixed), the Conversion Price of the Series D1 Preferred, Series D2 Preferred and Series D3 Preferred shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

          (ii) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series D1 Preferred, Series D2 Preferred and Series D3 Preferred shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

          (iii) In the case, at any time after the date hereof, of any capital reorganization or any reclassification of the stock of this Corporation (other than as a result of a stock dividend, stock split or subdivision or combination of shares), or the consolidation or merger of this Corporation with or into another entity (other than a consolidation or merger (i) in which this Corporation is the continuing entity and which does not result in any change in the percentage ownership of Common Stock or Common Stock Equivalents held by the stockholders of this Corporation just prior to such consolidation or merger, or
(ii) which is treated as a liquidation pursuant to Section 3(c)), or of the sale or other disposition of all or substantially all the properties and assets of this Corporation (other than a sale or other disposition which is treated as a liquidation pursuant to Section 3(c)), the shares of the Series D1 Preferred, Series D2 Preferred and Series D3 Preferred shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of this Corporation or otherwise to which such holder would have been entitled if, immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition, it had converted its shares of the Series D1 Preferred, Series D2 Preferred and/or Series D3 Preferred into Common Stock. The provisions of this subsection 4(d)(iii) shall similarly apply to successive

                                       7
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reorganizations, reclassifications, consolidations, mergers, sales or other dispositions for so long as this subsection 4(d)(iii) remains in effect.

          (e) Certificate as to Adjustments.  Upon the occurrence of each
              -----------------------------
adjustment or readjustment of the Conversion Price of the Series D1 Preferred, Series D2 Preferred and Series D3 Preferred pursuant to this Section 4, this Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series D1 Preferred, Series D2 Preferred and Series D3 Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series D1 Preferred, Series D2 Preferred or Series D3 Preferred furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price of the Series D1 Preferred, Series D2 Preferred or Series D3 Preferred at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series D1 Preferred, Series D2 Preferred or Series D3 Preferred.

          (f) Status of Converted Stock.  In case any shares of Series D1
              -------------------------
Preferred, Series D2 Preferred or Series D3 Preferred shall be converted pursuant to this Section 4, the shares so converted shall be canceled, shall not be reissuable and shall cease to be a part of the authorized capital stock of this Corporation.

          (g) Fractional Shares.  In lieu of any fractional shares to which the
              -----------------
holder of Series D1 Preferred, Series D2 Preferred or Series D3 Preferred would otherwise be entitled upon conversion, this Corporation shall pay to the holder cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board. The number of whole shares issuable to each holder upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares Series D1 Preferred, Series D2 Preferred and/or Series D3 Preferred held by such holder at the time of conversion into Common Stock.

          (h)  Miscellaneous.
               -------------

               (i) All calculations under this Section 4 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

               (ii) No adjustment in the Conversion Prices of the Series D1 Preferred, Series D2 Preferred and Series D3 Preferred need be made if such adjustment would result in a change in such Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in such Conversion Price.

          (i) No Impairment.  This Corporation will not through any
              -------------
reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms to be observed or performed hereunder by the Corporation, but

                                       8
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will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series
D1 Preferred, Series D2 Preferred and Series D3 Preferred against impairment.

          (j) Reservation of Stock Issuable Upon Conversion.  This Corporation
              ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series D1 Preferred, Series D2 Preferred and Series D3 Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series D1 Preferred, Series D2 Preferred and Series D3 Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Series D1 Preferred, Series D2 Preferred and Series D3 Preferred, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     5.  Voting Rights.  Subject to the rights of series of Preferred Stock
         -------------
that may from time to time come into existence and except as otherwise required by law or by this Amended Certificate, the holder of each share of Common Stock issued and outstanding shall have one vote, and the holder of each share of Series D1 Preferred, Series D2 Preferred and Series D3 Preferred issued and outstanding shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series D1 Preferred, Series D2 Preferred and Series D3 Preferred could be converted at the record date for determination of the stockholders entitled to vote on such matters, such votes to be counted together with all other shares of stock of this Corporation having general voting power and not separately as a class. Fractional votes by the holders of Series D1 Preferred, Series D2 Preferred and Series D3 Preferred shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares of Common Stock into which shares of Series D1 Preferred, Series D2 Preferred and Series D3 Preferred held by each holder could be converted) be rounded to the nearest whole number (with one-half being rounded downward).

     6.   Board of Directors.
          ------------------

          (a) Subject to the rights of holders of any series of Preferred Stock that may from time to time come into existence and except as otherwise required by law or by this Restated Certificate, the number of directors of this Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution or Bylaw amendment duly adopted the Board of Directors.

          (b) The directors, other than those who may be elected by the holders of Series D Preferred Stock pursuant to Section 6(c) below or any other directors to be elected pursuant to any other series of Preferred Stock that may from time to time come into existence, shall be divided into three classes, with the term of office of the first class (the "Class I Directors") to expire on the annual meeting of stockholders of this Corporation next following January 31, 2000, with the term of office of the second class (the "Class II Directors") to expire on the next annual meeting of stockholders of this Corporation thereafter and the term of office of the third class (the "Class III Directors") to expire on the next annual meeting of stockholders of this Corporation thereafter. At each annual meeting of stockholders thereafter, directors elected pursuant to this Section 6(b) to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

          (c) Subject to the rights of holders of any series of Preferred Stock that may from time to time come into existence and except as otherwise required by law or by this Restated Certificate, newly created directorships resulting from any increase in the authorized number of directors, or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board of Directors of this Corporation, be filled only by a majority vote of the directors then in office, whether or not less than a quorum or by a sole remaining director, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires.
No decrease in the authorized number of directors shall shorten the term of any incumbent director.

          (d) Subject to Section 6(e) below and to the rights of the holders of any other series of Preferred Stock that may from time to time come into existence, any directors, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

          (e) At each annual meeting called for the purpose of electing directors, (i) if and for so long as a share of Series D1 Preferred remains outstanding, one (1) member of the Board shall be elected by the holder of the Series D1 Preferred; (ii) if and for so long as a share of Series D2 Preferred remains outstanding, one (1) member of the Board shall be elected by the holder of the Series D2 Preferred; and (iii) if and for so long as a share of Series D3 Preferred remains outstanding, one (1) member of the Board shall be elected by the holder of Series D3 Preferred. In the case of any vacancy in the office of a director elected pursuant to this Section 6(e), a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of the share of Series D Preferred Stock originally entitled hereby to elect such director.

          (f) Upon the conversion of a share of Series D1 Preferred into Common Stock, the right of the holder of such share to elect a director pursuant to
Section 6(e) above shall immediately terminate, and the term of office of any director so elected by such holder and in office at the time of such conversion shall be extended, if necessary, to coincide with the term of office of the Class I Directors and shall not terminate until the termination of the term of office of the Class I Directors; provided further that the authorized number of Class I Directors shall, effective at the next annual meeting following such conversion at which Class I Directors are elected and without any action on the part of the Board of Directors or this Corporation's stockholders, be increased by one. Upon the conversion of a share of Series D2 Preferred Stock, the right of the holder of such share to elect a director pursuant to Section 6(e) above shall immediately terminate, and the term of office of any director so elected by such

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

holder shall immediately terminate; provided, however, that the term of office of any director so elected by such holder and in office at the time of such conversion shall be extended, if necessary, to coincide with the term of office of the Class II Directors and shall not terminate until termination of the term of office of the Class II Directors; provided, further, that the authorized number of Class II Directors shall, effective at the next annual meeting following such conversion at which Class II Directors are elected and without any action on the part of the Board of Directors or this Corporation's Stockholders, be increased by one. Upon the conversion of a share of Series D3 Preferred Stock, the right of the holder of such share to elect a director pursuant to Section 6(e) above shall immediately terminate, and the term of office of any director so elected such holder shall immediately terminate; provided, however, that the term of office of any director so elected by such holder in office at the time of such conversion shall be extended, if necessary, to coincide with the term of office of the Class III Directors and shall not terminate until termination of the term of office of the Class III Directors; provided, further, that the authorized number of Class III Directors shall, effective at the next annual meeting following such conversion at which Class III Directors are elected and without any action on the part of the Board of Directors or this Corporation's Stockholders, be increased by one.

     7.   Notices of Record Date.  In the event of any taking by this
          ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

     8.   Notices.  Any notice required by the provisions of this Restated
          -------
Certificate to be given to the holders of Preferred Stock shall be deemed given when deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of this Corporation.

     9.   Protective Provisions.
          ---------------------

          (a) Subject to the rights of series of Preferred Stock that may from time to time come into existence, if and for so long as a share of Series D1 Preferred remains outstanding, the Corporation shall not, without first obtaining the approval of the holder of the Series D1 Preferred, take any action (including amendment of the Certificate of Incorporation or Bylaws) that adversely affects the rights, preferences, privileges or limitations of the Series D1 Preferred or that increases the authorized number of shares of Series D1 Preferred;

          (b) Subject to the rights of series of Preferred Stock that may from time to time come into existence, if and for so long as a share of Series D2 Preferred remains outstanding, the Corporation shall not, without first obtaining the approval of the holder of the Series D2 Preferred, take any action (including amendment of the Certificate of Incorporation or Bylaws) that adversely affects the rights, preferences, privileges or limitations of the Series D2 Preferred or that increases the authorized number of shares of Series D2 Preferred;

                (c) Subject to the rights of series of Preferred Stock that may from time to time come into existence, if and for so long as a share of Series D3 Preferred remains outstanding, the Corporation shall not, without first obtaining the approval of the holder of the Series D3 Preferred, take any action (including amendment of the Certificate of Incorporation or Bylaws) that adversely affects the rights, preferences, privileges or limitations of the Series D3 Preferred or that increases the authorized number of shares of Series D3 Preferred;

                                   ARTICLE V

          A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporation action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

          Any repeal or modification of the foregoing provisions of this Article V by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

                                   ARTICLE VI

          To the fullest extent permitted by applicable law, this Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.

          Any repeal or modification of any of the foregoing provisions of this
Article VI shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

                                  ARTICLE VII

          Except as otherwise provided in this Restated Certificate, any action required or permitted by the stockholders of this Corporation must be effected at an annual or special meeting of the stockholders of this Corporation, and may not be effected by any consent in writing of such stockholders.

                                  ARTICLE VIII

          This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE IX

          The business and affairs of this Corporation shall be managed by or under the direction of the Board of Directors, and directors need not be elected by ballot unless required by the Bylaws of this Corporation. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend and repeal the Bylaws.

          THREE: That thereafter said amendment and restatement was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law by obtaining a majority vote of the Common Stock and Preferred Stock, in favor of said amendment and restatement in the manner set forth in Section 222 of the General Corporation Law.

                                   ARTICLE X

          This Restated Certificate shall become effective on November ___,
1999.

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

          IN WITNESS WHEREOF, the undersigned has executed this certificate on November ____, 1999.


                                   GETTHERE.COM, Inc.

                                   By:__________________________________

                                   Name:________________________________

                                   Title:_______________________________

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